Exhibit 8.1

RETO ECO-SOLUTIONS, INC.

List of Subsidiaries

Company Name	Country of Incorporation/Formation	Ownership

REIT Holdings (China) Limited (“REIT Holdings”)	Hong Kong	Wholly-owned Hong Kong subsidiary

Bejing REIT Technology Development Co., Ltd. (“Beijing REIT”)	China	Wholly-owned subsidiary of REIT Holdings

REIT Technology Development (America), Inc.	USA	Wholly-owned subsidiary of Beijing REIT

Beijing REIT Ecological Engineering and Technology Co., Ltd. (“REIT Eco-Engineering”)	China	Wholly-owned subsidiary of Beijing REIT

Gu-an REIT Machinery Manufacturing Co., Inc.	China	Wholly-owned subsidiary of Beijing REIT

Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd.	China	Wholly-owned subsidiary of Beijing REIT

REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co., Ltd.	China	Owned 84.32% by Beijing REIT and 15.68% by REIT Holdings

Nanjing Dingxuan Environment Protection Technology Development Co., Ltd.	China	Wholly-owned subsidiary of Beijing REIT

Hainan REIT Construction Project Co., Ltd.	China	Wholly-owned subsidiary of REIT Changjiang

REIT Xinyi New Material Co., Ltd.	China	70% owned subsidiary of Beijing REIT

REIT Q Green Machines Private Limited	India	51% owned subsidiary of Beijing REIT

Xinyi REIT Ecological Technology Co., Ltd.	China	Wholly-owned subsidiary of REIT Holdings

Horgos Ta-REIT Environment Technology Co., Ltd.	China	Wholly-owned subsidiary of REIT Technology

REIT Ecological Technology Co., Ltd.	China	Wholly-owned subsidiary of REIT Holdings

Lingqiu REIT Dongtian Ecological Technology Co. Ltd.	China	51% owned by REIT Eco-Engineering